EXHIBIT 10.2

AMENDMENT TO INVENTORY FINANCING AGREEMENT

This Amendment 1s entered into by and among Mobility Freedom. Inc. and Ride-Away Handicap Equipment Corp. (jointly and severally “Dealer") and GE Commercial Distribution Finance Corporation ("CDF") and amends that certain Inventory Financing Agreement dated May 4, 2012 by and between CDF and Dealer (the Agreement). All terms defined in the Agreement to which this Amendment is attached that are not defined in this Amendment shall have the same meaning in this Amendment as in the Agreement.

WHEREAS, CDF and Dealer wish to amend the agreement by adding financial covenant terms.

NOW THEREFORE. in consideration of the premises and of the mutual promises contained herein and in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the financial covenants set forth herein, as follows:

1.

Section 5 of the Agreement is hereby amended to add the following Section (e):

In addition to the above. Dealer covenants and agrees that so long as any of the Obligations to Lender remain outstanding or the Agreement remains in effect even if no Obligations to Lender are outstanding, Dealer shall, on a consolidated basis reflected in the financial statements of its Guarantor, Hasco Medical, Inc., maintain and comply with and/or cause the Guarantor to comply with the following financial covenants as of the quarter ending September 30, 2012 and each successive quarter end thereafter:

(i)

a ratio of Debt minus Subordinated Debt to Tangible Net Worth not to exceed 12.0 to 1.0; and

(ii)

a Total Funded Debt to Trailing Twelve Month EBITDA not to exceed 10.0 to1.0.

Tangible Net Worth as of any date means the sum of Guarantor's (x) net worth as reflected on its last twelve month fiscal financial statements, (y) net earnings since the end of the fiscal year covered by such financial statements, both after provision for taxes and with inventory determined on a first in, first out basis and (z) debts owed to any guarantor, affiliate or employee with are fully subordinated to CDF's satisfaction ("Subordinated Debt); less the sum of: Guarantor's (i) intangible assets, including, without limitation, unamortized leasehold improvements, goodwill, franchises, licenses, patents, trade names, copyrights, service marks, brand names, and covenants not to compete; (ii) prepaid expenses (iii) franchise fees; (iv) notes, accounts receivable and other amounts which are owed to it by any guarantor, affiliate or employee; (v) losses since the end of the fiscal year covered by such financial statements; and (vi) interest in the cash surrender value of any officer's or shareholder's life insurance policies and "DEBT” means (i) debt for borrowed money or for the deferred purchase price of property or services in respect of which Guarantor or Debtor is liable, as obligor otherwise or any commitment by which Guarantor or Dealers assures a creditor against loss, (ii) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capitalized leases in respect of which obligations Guarantor or Dealers or any affiliate is liable and (iii) any unfunded obligation of Guarantor or Dealer or any affiliate to a "multiemployer plan" as such term is defined under the Employee Retirement Income Security Act of 1974, as amended, required to be accrued by GAAP. "Total Funded Debt" means and includes, at any date, the sum of all overdrafts; short-term loans payable; floor plan liabilities; current portions to long-term debt; capital lease obligations; long term debt; deferred debt or interest; loans from officers/shareholders; loans from related companies, and all indebtedness not otherwise reported; minus all Subordinated Debt. "Trailing Twelve Month EBITDA" shall mean, with respect to any fiscal period of Guarantor or Dealer, the consolidated trailing twelve month Net Income of the Guarantor and its subsidiaries for such period, as determined in accordance with GAAP and reported on the Financial Statements for such period, plus (i) (A) the consolidated trailing twelve month Interest Expense in such period (B) the consolidated trailing twelve month income tax expense accrued for in such period, (C) depreciation expense and amortization expense (both on a consolidated trailing twelve basis) and (D) any extraordinary noncash loss in such period whether incurred or accrued for in accordance with GAAP (on a consolidated twelve month basis), minus (ii) any extraordinary noncash income/gain in such period whether incurred or accrued for in accordance with GAAP (on a consolidated trailing twelve months basis. "Trailing Twelve Month Interest Expense” means the total interest paid by Guarantor or Dealers over the previous 12 months period.

2.

For each fiscal month which ends on March 31. June 30, September 30 and December 31, a Compliance Certificate is due. The Compliance Certificate shall be in the form of Exhibit 1, shall contain detailed calculations of the financial measurements referred to Section 1 the relevant periods, and shall contain statements by the signing authorized officer (either the president, any vice president or the chief financial officer) to the effect that, except as explained in reasonable detail in such Compliance Certificate, (i) the attached Financial Statements are complete and correct in all material respects (subject, in the case of Financial Statements other than annual, to normal year-end review adjustments and with respect to Financial Statements other than annual, without footnote disclosures) and have been prepared in accordance with GAAP applied consistently throughout the periods covered thereby and with prior periods (except as disclosed therein), (ii) all of the Representations and Warranties are true and correct as of the date such certification is given as if made on such date, and (iii) there is no Existing Default. If any Compliance Certificate delivered to Lender discloses that a Representation or Warranty is not true and correct, or that there is an Existing Default that has not been waived in writing by Lender, such Compliance Certificate shall state what action Borrower has taken or proposes to take with respect thereto.

3.

Notwithstanding anything contained or construed herein to the contrary, all terms and provisions of the Agreement not specifically modified herein, remain unchanged and in full force and effect.

Dated this   31   day of   August  , 2012.

MOBILITY FREEDOM, INC.		RIDE-AWAY HANDICAP EQUIPMENT CORP.
(Dealer)		(Dealer)

By:	/s/ Harold Compton	By:	/s/ Harold Compton

Print Name:	Harold Compton	Print Name:	Harold Compton

Title:	CEO	Title	CEO

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION		ACKNOWLEDGED AND AGREED TO:
HASCO MEDICAL, INC.

By:	/s/ Randy Talley	By:	/s/ Harold Compton

Print Name:	Randy Talley	Print Name:	Harold Compton

Title:	SPO	Title	CEO

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